EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between ECLIPSYS CORPORATION, a Delaware corporation (the “Company”), and BRIAN W. COPPLE, an individual (the “Executive”), effective June 23, 2005 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

Section 1 — Employment.

(a)	The Company agrees to employ the Executive as its General Counsel and Chief Legal Officer, and the Executive shall have the customary powers, responsibilities and authorities of a General Counsel and Chief Legal Officer and such other powers, responsibilities and authorities as may be delegated to Executive from time to time. In this capacity, the Executive shall report to, and be subject to review and control by, the Chief Executive Officer of the Company, provided that at the Company’s discretion the Executive shall report to, and be subject to review and control by, the Chief Administrative Officer of the Company while the individual serving in that capacity as of the date of this Agreement continues in that capacity. The Executive agrees to devote his reasonable best efforts to the performance of his duties and responsibilities hereunder.

(b)	Nothing in this Agreement shall preclude the Executive from engaging in charitable and community affairs, from managing any passive investment (i.e., an investment with respect to which the Executive is in no way involved with the management or operation of the entity in which the Executive has invested) made by him in publicly traded equity securities or other property (provided that no such investment may exceed five percent (5%) of the equity of any entity, without the prior approval of the Board of Directors of the Company (the “Board”)) or from serving, as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not interfere with his ability to discharge his duties hereunder and the subject entity does not directly compete with the Company.

(c)	The Executive currently resides in California, and shall not be required to relocate his residence outside of Orange County, California. The Executive’s primary office location will be at the Company’s offices in Orange County, California. The Executive will, however, be expected to spend a sufficient amount of time necessary to execute fully the requirements of his role in the Company’s headquarters, currently located in Boca Raton, Florida.

Section 2 - Term of Employment. The Executive’s term of employment (“Term of Employment”) commenced on May 30, 2005 (the “Commencement Date”) and, subject to the terms hereof, shall terminate on the date that either party terminates the Executive’s employment in accordance with Section 6 of this Agreement. Commencing with the Effective Date, Employee’s employment is and shall be governed by this Agreement.

Section 3 - Compensation.

(a)	Salary. During the period from the Commencement Date through December 31, 2005 (the “Initial Period”), the Company shall pay the Executive at the annualized rate of $380,000.00 (“Base Salary”), in bi-weekly payments of $14,615.38. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company and shall be subject to all applicable federal, state and local withholding and reporting requirements. The Executive’s Base Salary shall not be decreased during the Initial Period. During the Term of Employment, the Board or the Compensation Committee of the Board shall review, and may, subject to the immediately preceding sentence and subject to Executive’s right to terminate employment for Good Reason pursuant to Section 6(a) as a result of any reduction in Base Salary, adjust the Executive’s Base Salary annually, in accordance with the Company’s customary procedures and practices for reviewing compensation of senior executives. In the event the Base Salary is so adjusted, the adjusted amount shall become the Base Salary for purposes of this Agreement.

(b)	Bonus Plan. The Executive shall be eligible to participate in the Company’s executive bonus plan, subject to all the terms and conditions of such plan, as such plan may be modified from time to time, with the actual bonus earned being based on achieving such performance targets and management objectives as may be established by the Chief Executive Officer, the Board or the Compensation Committee of the Board each year as contemplated by the bonus plan; provided, however, that the Executive’s annual target bonus (the “Target Bonus”) shall be at least $117,000.00 for calendar 2005. All bonus payments shall be subject to all applicable federal, state and local withholding and reporting requirements.

Section 4 - Employee Benefits.

(a)	Employee Retirement Benefit Programs, Welfare Benefit Programs, Plans and Practices. The Company shall provide the Executive with coverage during the Term of Employment under any retirement benefit programs, welfare benefit programs, and other compensatory and benefit programs, plans and practices, that the Company makes available to its senior executives, including, but not limited to, its life and short- and long-term disability insurance, hospitalization and major medical insurance, the Company’s 401(k) Plan, Employee Stock Purchase Plan, dental insurance, directors and officers liability insurance, and any other nonqualified compensation program (including deferred compensation or supplemental retirement programs) as in effect from time to time.

(b)	Vacation. The Executive shall be entitled to five weeks of paid vacation each calendar year, which shall be taken at such times as are consistent with the Executive’s responsibilities hereunder; provided, however, subject to applicable law, that the Executive shall not be entitled to carry over unused vacation from year to year in an amount exceeding that which the Executive would be entitled to carry over in accordance with the Company’s standard vacation policy as applied to employees of the Executive’s longevity with the Company.

(c)	Stock Options and Restricted Stock Grants. The Company has granted to the Executive (1) a non-qualified stock option to purchase 90,000 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on Nasdaq on the date of grant and (2) a restricted stock grant of 60,000 shares of the Company’s common stock, for which the Executive paid an initial price of $.01 per share, both such grants to vest over a period of five years from the Commencement Date (the “Initial Grants”).

(d)	Other Benefits. The Executive will be entitled to reimbursement for reasonable expenses in maintaining his professional status, including annual bar and bar association dues, professional publications and continuing legal education expenses. The Executive will also be entitled to reimbursement of reasonable expenses incurred by him for an annual physical examination, to the extent such an examination is not otherwise covered or provided by the health insurance or health benefits provided by the Company to the Executive pursuant to Section 4(a) above.

Section 5 - Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Chief Executive Officer or the Board from time to time, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in carrying out his duties, including without limitation reasonable travel and housing expenses incurred by the Executive in connection with commuting between his home in California and the Company’s headquarters in Florida or other Company facilities other than any Company facility in Orange County, California.

Section 6 - Termination of Employment.

(a)	Termination Without Cause or Termination for Good Reason. If the Executive’s employment is terminated by the Company for any reason other than Cause (as defined in Section 6(c) hereof), the Executive’s Disability (as defined in Section 6(e) hereof), or the Executive’s death, or if the Executive’s employment is terminated by the Executive for Good Reason (as defined in Section 6(a)(2) hereof), then the Company shall pay the Executive (x) the Accrued Amounts (as defined below) and (y) subject to the following sentence, the Severance Package. The payment of the Severance Package to the Executive under this Section 6(a) shall (i) be contingent upon the execution by the Executive of a general release in favor of the Company in substantially the form attached hereto as Exhibit B, provided that if changes or expansions of relevant laws and regulations would result in Exhibit B in the form thereof as of the date of this Agreement failing to achieve the intent thereof as reflected by the form thereof as of the date of this Agreement (the “Initial Intent”), and if it is possible to modify Exhibit B so as to effect the Initial Intent notwithstanding such changes or expansions of relevant laws or regulations, then Exhibit B will be modified to the extent necessary to preserve the Initial Intent (the “Release”) and (ii) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 6(a). Except as expressly provided herein or in another agreement between the Company and the Executive, the Severance Package shall not be subject to any duty to mitigate damages by the Executive, nor any set off or reduction due to the Executive’s post-termination employment, provided such post-termination employment does not contravene any agreement between the Company and the Executive. The Accrued Amounts shall be payable in a lump sum within ten (10) days of termination of employment.

(1)	For purposes of this Agreement, the “Accrued Amounts” shall mean the Executive’s Base Salary, any declared but unpaid bonus, any accrued but unused vacation and any other earned but unpaid amounts payable to him hereunder, in each case as accrued through the last day of his actual employment by the Company.

(2)	For purposes of this Agreement, a termination of employment by the Executive for “Good Reason” shall be a termination by the Executive following the occurrence of any of the following events unless the Company has cured as provided below:

(A)	Removal from the position of General Counsel and Chief Legal Officer of the Company, except for Cause or following the Executive’s death or Disability;

(B)	Any material diminution in the Executive’s duties, responsibilities, authority, reporting or participation in management, except for Cause or following the Executive’s death or Disability;

(C)	A reduction in the Base Salary then in effect or a material reduction in the other benefits (other than the Target Bonus) provided to the Executive by the Company;

(D)	Any material breach by the Company of this Agreement or any other legal obligation owed by the Company to the Executive;

(E)	Failure of any successor of the Company to assume this Agreement as required by Section 11; or

(F)	A required relocation of the Executive’s primary residence or a required relocation outside of Orange County, California of his primary office location.

Executive must notify the Company in writing specifically identifying any event constituting Good Reason within thirty (30) days after the Executive becomes aware of such event or such event shall not constitute Good Reason for purposes of this Agreement; provided that the Company shall have thirty (30) days from the date of such notice to cure the Good Reason event. A termination by the Executive following cure shall not be a termination for Good Reason. A failure of the Executive to notify the Company after the first occurrence of an event constituting Good Reason shall not preclude any subsequent occurrences of such event (or similar event) from constituting Good Reason.

(3)	For purposes of this Agreement, “Severance Package” shall mean:

(A)	Base Salary continuation for twelve (12) months following the date of termination at the Executive’s annual Base Salary rate in effect on the date of termination, subject to all applicable federal, state and local withholding and reporting requirements. These salary continuation payments shall be paid in accordance with usual Company payroll practices.

(B)	A bonus equal to one hundred percent (100%) of the Executive’s Target Bonus in effect on the date of termination (but not less than $200,000), payable in equal installments over the twelve (12) month period described in Section 6(a)(3)(A) above, subject to the same withholding and reporting requirements. In addition, to the extent not included in the Accrued Amounts, the Executive shall receive a pro rata bonus for the bonus period during which the date of termination occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that the Executive was employed during such bonus term and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies. For purposes of the calculations set forth in this Section 6(a)(3)(B), the Executive’s Target Bonus for calendar 2005 shall be deemed to be $200,000.

(C)	For the avoidance of confusion, the parties acknowledge that in the event the Executive terminates his employment for Good Reason as a result of a decrease in his Base Salary as contemplated in clause (C) of Section 6(a)(2), then the Base Salary used for purposes of the calculation of the Severance Package shall be the Base Salary in effect immediately prior to such reduction.

(D)	The Executive shall be entitled to twelve (12) months of additional vesting of all stock, stock options and other equity-based awards granted to him, other than the Initial Grants and other than any grants that include provisions similar in effect to those provisions included in Section 2 of the Stock Option Agreement entered into between the Executive and the Company on May 30, 2005 (the “Stock Option Agreement”) and Section 3 of the Restricted Stock Agreement entered into between the Executive and the Company on May 30, 2005 (the “Restricted Stock Agreement”). For the avoidance of confusion, it is agreed that the Initial Grants already include provisions designed to effectuate this benefit, which are identified in the prior sentence, and that the Company shall include similar provisions in future grants. In the case of the Initial Grants and any such future grants that include similar provisions, this paragraph (D) is not intended to provide additional benefits beyond those included in such provisions.

(E)	Continuation of benefits under any life, group health, and dental insurance benefits substantially similar to those which the Executive (and, if applicable, his family) was receiving immediately prior to termination of employment until the earlier of:

(i)	the end of the twelve (12) month period following the date of termination, or

(ii)	the date on which the Executive becomes eligible to receive substantially similar benefits under any plan or program of any other employer.

The continuing coverage provided under this Section 6(a)(3)(E) is subject to the availability of such continuation under the terms of the applicable plan documents and all provisions of applicable law, including the requirements of the federal “COBRA” law, 29 U.S.C. § 1161 et seq. with respect to group health and dental insurance. If the Executive is not eligible for such continued coverage under one of the Company-provided benefit plans noted in this paragraph (E) that he was participating in during his employment, the Company shall pay the Executive the cash equivalent of the cost of replacement insurance for the duration of the applicable period, which payments shall be made pro-rata in accordance with the Company’s customary payroll practices.

(4)	To the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), neither the Company nor the Executive may accelerate the timing of the payments under this Section 6(a) (for example, no part of the Severance Package may be paid in a lump sum at the time of termination) unless such acceleration does not trigger the application of interest and penalty taxes under Section 409A. In addition, to the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A and the Treasury Regulations to be issued under Section 409A require a delay in the commencement of any payments under the Severance Package due to the Executive’s status as a “specified employee”, the Severance Package payments shall be delayed to the minimum extent and in the minimum amount necessary so as to comply with the Code and any regulations thereunder, and otherwise paid on the schedule set forth in this Section 6(a).

(b)	Voluntary Termination by Executive Without Good Reason. If the Executive terminates his employment with the Company without Good Reason, then the Company shall pay the Executive the Accrued Amounts in a lump sum within ten (10) days of termination of employment.

(c)	Termination for Cause. If the Executive’s employment is terminated for Cause, the Company shall pay the Executive the Accrued Amounts in a lump sum within ten (10) days of termination of employment. As used herein, the term “Cause” shall be limited to:

(1)	Executive’s conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business;

(2)	Executive’s willful misconduct or gross negligence in the performance of his duties that causes material harm to the Company;

(3)	Executive’s willful and continued failure to follow the reasonable and lawful instructions of the Company’s Chief Executive Officer, Board or, if applicable, Chief Administrative Officer;

(4)	Executive’s willful and continued neglect of duties (other than any such neglect resulting from incapacity of the Executive due to physical or mental illness); or

(5) a material breach of this Agreement by the Executive;

provided, however, that Cause shall arise under items (2), (3), (4) or (5) only following thirty (30) days written notice thereof from the Company which specifically identifies such misconduct, failure, neglect or breach and only if the Executive continues to engage in or fails to cure such misconduct, failure, neglect or breach during such notice period. During any such notice period, the Executive shall have the right to be heard before the full Board and Cause shall not be deemed to exist without a finding by the Board that Cause exists and has not been cured during the thirty (30) day cure period. A termination by the Company after cure shall not be a termination for Cause. A failure of the Company to notify the Executive after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or similar event) from constituting Cause.

(d)	Certain Terminations Following a Change in Control. In the event the Executive’s employment with the Company or its successor terminates under any of the circumstances described in Section 6(a) above within two (2) years after a Change in Control of the Company (as defined below) that occurs during the Term of Employment, then in addition to the Accrued Amounts and the Severance Package, the Executive shall be entitled to immediate vesting of all stock options, restricted stock awards and other equity-based awards granted to him and not otherwise vested. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in Exhibit A attached hereto. The provision of the accelerated vesting described in this Section 6(d) (i) shall be contingent upon the execution by the Executive of the Release or a release in another form reasonably acceptable to the Company and the Executive and (ii) together with payment of the Accrued Amounts and the Severance Package, shall constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 6(d). Anything in this Agreement to the contrary notwithstanding, if (q) a Change in Control occurs, (r) the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason within 180 days prior to the date on which the Change in Control occurs, and (s) it is reasonably demonstrated by the Executive that such termination of employment or events constituting Good Reason (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement such Change in Control shall be deemed to have occurred during the Term of Employment and the termination shall be deemed to have occurred after the Change in Control, so that the Executive is entitled to the vesting provided by this section. It is recognized that options not vested at the time of or as a result of termination of employment are cancelled, and shares of restricted stock not vested at the time of or as a result of termination of employment may be repurchased by the Company within 90 days after termination of employment, and further that following such cancellation or repurchase, the Participant may become entitled to vesting of those cancelled stock options or repurchased shares of restricted stock in connection with a subsequent Change in Control pursuant to this section. In that case, the Company or its successor shall deliver to the Participant the consideration the Participant would have received in the Change in Control for (i) the shares of restricted stock that were repurchased as if those shares had been owned by and fully vested in the Participant at the time of the Change in Control, less an amount equal to the product of $.01 per share and the number of such shares to represent the par value thereof; and (ii) the stock options that were cancelled as though such options had been vested at the time of the Change in Control, to the extent that unexercised vested stock options were cashed out in the Change in Control, and otherwise for a number of shares of the Company’s common stock having a value at the time of the Change in Control equal to the aggregate amount by which those stock options were in-the-money at the time of the Change in Control, using for purposes of this calculation the value of a share of the Company’s common stock in the Change in Control transaction.

(e)	Disability. In the event that the Executive suffers a Disability, the Company may, in its discretion, terminate the Executive’s employment hereunder. For purposes of this Agreement, “Disability” shall be defined to occur at such time as the Executive becomes eligible to receive benefits under the terms of the Company’s then applicable long-term disability policy, or, in the absence of such policy, shall be defined as a physical or mental disability that prevents the Executive from performing his duties under this Agreement for ninety (90) consecutive days or more, or for an aggregate of one hundred twenty (120) days in any period of twelve (12) months. The Company may only terminate the Executive on account of Disability after giving due consideration to whether reasonable accommodations can be made under which the Executive is able to fulfill his duties under this Agreement. The commencement date and expected duration of any physical or mental condition that prevents the Executive from performing his duties hereunder shall be determined by a medical doctor mutually acceptable to the Executive and the Company. In the event the Executive’s employment is terminated by the Company pursuant to this Section 6(e), then the Company shall pay the Executive the Accrued Amounts in a lump sum within ten (10) days of termination of employment. In addition, to the extent not included in the Accrued Amounts, the Executive shall receive a pro rata bonus for the bonus period during which the date of termination pursuant to this Section 6(e) occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that the Executive was employed during such bonus term and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies, provided, however, that to the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement under Section 409A, the payment of such bonus may not be accelerated by either the Company or the Executive unless such acceleration does not trigger the application of interest and penalty taxes under Section 409A.

(f)	Death. In the event of the Executive’s death during the Term of Employment, all obligations of the Company to make any further payments, including the obligation to pay the Accrued Amounts, shall be paid to the Executive’s estate, and in any event all Accrued Amounts shall be paid in a lump sum within ten (10) days of the Executive’s death. In addition, to the extent not included in the Accrued Amounts, the Executive’s estate shall receive a payment or payments reflecting a pro rata bonus for the Executive for the bonus period during which the date of termination pursuant to this Section 6(f) occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that the Executive was employed during such bonus term and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies, provided, however, that to the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A, the payment of such bonus may not be accelerated by either the Company or the Executive unless such acceleration does not trigger the application of interest and penalty taxes under Section 409A.

(g)	Payments as Compensable Compensation. Any participation by the Executive in, and any terminating distributions and vested rights under, Company-sponsored retirement or deferred compensation plans, regardless of whether such plans are qualified or nonqualified for tax purposes, shall be governed by the terms of those respective plans.

(h)	Executive’s Duty to Provide Materials. Upon the termination of the Term of Employment for any reason, the Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising material, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in the Executive’s possession or under his control, including all copies of any of the foregoing. However, Executive may retain and use in his subsequent endeavors his legal files, including copies of contracts, policies, summaries, analyses, and other legal documents prepared during the Term of Employment, provided that in doing so Executive does not breach any duties of confidentiality to the Company and provided further that this does not constitute a waiver by the Company of any conflict of interest or attorney-client privilege to the extent it may apply to any of such materials.

(i)	Practice of Law. Notwithstanding anything in this Agreement to the contrary, following termination of the Executive’s employment with the Company, the Company shall not impose (i) restrictions or limitations of any kind (other than such restrictions or limitations as may be imposed by the professional ethical rules governing Executive’s conduct as an attorney) upon the right of Executive to practice law, whether as an independent or law-firm attorney or as an employee of any organization, at any time, in any jurisdiction, in any matter, for any client, or (ii) penalties of any kind associated with any such practice of law by Executive.

(j) Loss of Severance.

(1)	Subject to paragraph 6(i) above, which limits the scope of the restriction in this paragraph 6(j), but notwithstanding anything else herein to the contrary, if the Executive has a Specified Relationship with a Designated Company at any time during the one-year period following the termination or cessation of Executive’s employment with the Company for any reason, then the Company shall no longer have any obligation to pay or provide the Executive with any of the Severance Package and the Executive shall be obligated to pay to the Company by wire transfer of immediately available funds an amount equal to the aggregate cost to the Company of the Severance Package previously provided to the Executive by the Company, within ten (10) days of written notice by the Company. Any notice provided by the Company to the Executive pursuant to this Section 6(j)(1) shall specify the amount owed by the Executive.

(2) For these purposes:

(A)	“Specified Relationship” with a Designated Company means acting as an owner, partner, officer, director, or employee of, or consultant or lender to, or investor in, that Designated Company, except that ownership of not more than 1% of the outstanding stock of a Designated Company, in and of itself, will not be a Specified Relationship.

(B)	“Designated Company” means at any time of determination any of the entities listed on the Current Version of Schedule C, provided that at no time may there be more than ten Designated Companies, and if any version of Schedule C lists more than ten companies, then only the first ten listed, reading left to right, top to bottom, will be Designated Companies pursuant to that schedule. The “Current Version” of Schedule C is the version attached to this Agreement at the date of its execution unless and until Schedule C is modified as set forth in paragraph 6(j)(2)(B)(i) or 6(j)(2)(B)(ii) below.

(i)	At any time and from time to time from the date hereof until the date seven days following the termination or cessation of Executive’s employment for any reason, but not more than once in any period of 180 days, the Company may, in its discretion, by written notice to Executive, modify the Current Version to include any company or companies that are at that time engaged in any activity that is competitive with the Company’s business, subject to the overall limit of ten, and that modified version of the schedule will then be the Current Version unless and until further modified pursuant to this paragraph 6(j)(2)(B)(i) or paragraph 6(j)(2)(B)(ii).

(ii)	Not more than once in any period of 180 days, the Executive may by written demand require the Company to provide an updated Current Version. In response, within five days of receipt of Executive’s demand, the Company must deliver to the Executive an updated Current Version or ratify in writing the then-existing Current Version. Any such updated Current Version may include, in the Company’s discretion, any company or companies that are at that time engaged in any activity that is competitive with the Company’s business, subject to the overall limit of ten. The Company may elect to deliver an updated Current Version in response to the Executive’s demand even if the Company has modified the schedule in its own discretion within the preceding 180 days, but in any case the Current Version provided by the Company in response to Executive’s demand (whether updated or ratified) will trigger a new 180-day waiting period before the Company may again modify the schedule in its discretion pursuant to paragraph 6(j)(2)(B)(i). Any Current Version resulting from the process described in this paragraph 6(j)(2)(B)(ii) will be the Current Version unless and until further modified pursuant to this paragraph 6(j)(2)(B)(ii) or paragraph 6(j)(2)(B)(i).

(k)	Cell Phone Number. In connection with any termination of employment for any reason, the Company will promptly take all steps necessary to transfer back to the Executive his cell phone number, which is being transferred by the Executive to the Company for administrative convenience during his period of employment.

Section 7 – Gross-up Payments.

(a)	If the Executive becomes obligated to pay any excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar or successor law or regulation, whether as a result of benefits provided to the Executive under this Agreement or another agreement by or plan of the Company , the Company shall pay an additional amount (the “Gross-Up Payment”) to the Executive at the time specified in the following paragraph. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by the Executive, after subtracting the parachute excise tax imposed by Section 4999 of the Code or any successor statute then in effect (the “Excise Tax”), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount the Executive would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by independent accountants or tax counsel selected by the Company and acceptable to the Executive, who shall apply the following assumptions: (i) the Executive shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) the Executive shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of the Executive’s residence as of the effective date of the Executive’s termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

(b)	The Gross-Up Payment shall be made within thirty days after the event that triggered the Company’s obligation to provide the benefits upon which taxes as described in this Section 7 are payable (the “Triggering Event”), provided that if the Gross-Up Payment cannot be determined within that time, the Company shall pay the Executive within that time an estimate, determined in good faith by the Company, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 60th day after the Triggering Event. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by the Executive within five business days after written demand.

(c)	If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Executive shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive, to the extent the repayment results in a reduction in or refund of the Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Company shall make an additional gross-up payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.

(d)	Notwithstanding anything to the contrary herein, the parties agree that if the payments under this Section 7 are treated as nonqualified deferred compensation under Section 409A of the Code, the parties will negotiate this section in good faith to avoid adverse tax consequences to the Executive.

Section 8 — Other Agreements.

(a)	Non-Solicitation; Non-Disclosure, etc. In consideration for the provisions of this Agreement, among other things, the Executive has separately executed a Confidentiality, Non-Disclosure and Developments Agreements (the “Confidentiality Agreement”).

(b)	No Violation of Other Agreements. The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, except for any such agreement that could not reasonably be expected to compromise the Executive’s ability to perform his duties as General Counsel and Chief Legal Officer of the Company. The Executive further represents that, to his knowledge and belief, he has not breached any agreement not to compete or any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, and the Executive acknowledges the Company’s desire and direction that he not breach any such agreement in the performance of his services hereunder.

Section 9 - Notices. All notices or communications hereunder shall be in writing, addressed as follows, or otherwise as directed in a written notice from the party wishing to make changes hereto:

To the Company:	Eclipsys Corporation
1750 Clint Moore Road
Boca Raton, FL 33487
ATTN: Chief Executive Officer
with a copy to:	Brent B. Siler

Wilmer Cutler Pickering Hale and Dorr LLP
1455 Pennsylvania Avenue, NW
Washington, DC 20004

To the Executive: At the address then reflected in the Company’s payroll records

Any such notice or communication shall be delivered by hand or sent certified or registered mail, return receipt requested, postage prepaid, or by reputable overnight courier addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the time of actual delivery, if delivered by hand, the next business day, if sent by overnight courier, or the third (3rd) business day after the actual date of mailing, if sent by mail, shall constitute the time at which notice was given.

Section 10 - Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

Section 11 - Assignment and Assumption. This contract shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company and shall cause such successor to assume this Agreement, which assumption shall not relieve the Company of its obligations to the Executive hereunder unless so agreed in writing by Executive.

Section 12 - Amendment. This Agreement may only be amended by written agreement of the parties hereto.

Section 13 — Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 13 are in addition to the survivorship provisions of any other section of this Agreement.

Section 14 - Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Florida (without reference to the conflicts of law provisions thereof). Subject to the following sentence, if any judicial or administrative proceeding or claim relating to or pertaining to this Agreement is initiated by either party hereto, such proceeding or claim shall and must be filed in a state or federal court located in Palm Beach County, Florida, and the Company and the Executive each consents to the jurisdiction of such a court. If the Executive brings any judicial or administrative proceeding or claim relating to or pertaining to his right to receive payment or provision of compensation (including without limitation salary, bonuses or equity-based awards) or benefits from the Company, such proceeding or claim may, in the Executive’s discretion, be filed in a state or federal court located in Orange County, California, and if so filed the Company and the Executive each consents to the jurisdiction of such a court, which shall be the exclusive jurisdiction therefor, and the Company shall not contest such jurisdiction or seek to remove the matter to any other jurisdiction.

Section 15 - Prior Agreement; Coordination of Benefits. This Agreement including the exhibits hereto, along with the Confidentiality Agreement, the Stock Option Agreement, the Restricted Stock Agreement, and the indemnity provisions of the Company’s charter to the extent applicable, contains the entire understanding between the parties hereto regarding terms of the Executive’s employment (other than any agreements that may be entered into after the date hereof between the Company and the Executive) and supersedes in all respects any prior or other employment agreement or understanding, both written and oral. In the event of a conflict between this Agreement and any policy or plan that applies generally to employees or executives of the Company regarding compensation, employee benefits, performance bonuses, healthcare, retirement, severance, change in control, relocation, or equity programs such as Restricted Stock or Option awards, this Agreement shall control unless the generally applicable plan or program would provide a greater benefit or award to the Executive, in which case the terms of such plan or program shall control over this Agreement.

Section 16 - Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

Section 17 - Section Headings and Construction. The headings of sections in this Agreement are provided for convenience only and will not effect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as circumstances require.

Section 18 - Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

Section 19 – Acknowledgement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

Section 20 – Attorneys’ Fees. In the event that either party brings a legal action against the other in connection with the employment relationship between them, including without limitation an action to enforce this Agreement, the agreements pursuant to which equity awards are made to the Executive, the Confidentiality Agreement or the Release, the party, if either, that is judicially determined to be the prevailing party in such action shall be entitled to recover his or its reasonable attorney’s fees and legal costs incurred in connection with such action.

Intending to be legally bound hereby, the parties have executed this Agreement on the date set forth above.

COMPANY

ECLIPSYS CORPORATION

By:

Eugene V. Fife,
Chief Executive Officer

EXECUTIVE

Brian W. Copple

EXHIBIT A TO EMPLOYMENT AGREEMENT

“Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection) that occurs during the Term of Employment:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) below; or (v) any acquisition by General Atlantic Partners 28, L.P., General Atlantic Partners 38, L.P., General Atlantic Partners 47, L.P., GAP Coinvestment Partners, L.P., General Atlantic Partners, LLC, and any person directly or indirectly controlled (within the meaning of Rule 12b-2 promulgated under the Exchange Act) by any of the foregoing entities described in this clause (v) (each such party is referred to herein as an “Exempt Person”) of any shares of Common Stock; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation, any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation, or any Exempt Person) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

EXHIBIT B TO EMPLOYMENT AGREEMENT

Date

Employee Name
Address

Provided you timely sign and return this agreement and do not revoke it within the seven (7) day period, you will receive the severance benefits described in the Employment Agreement between you and Eclipsys Corporation (the “Company”) executed on June 23, 2005 (the “Employment Agreement”).

The following numbered paragraphs set forth the terms and conditions which will apply:

1.	Termination Date — Your effective date of termination from the Company is (the “Termination Date”).

2.	Release – You agree that all rights under Section 1542 of the Civil Code of the State of California are waived. That section reads as follows:

A general release does not extend to claims which a creditor does not know of or suspect to exist in her favor at the time of executing the release which if known by her must have materially affected her settlement with the debtor.

Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California and for the purpose of implementing a full and complete settlement and release and in consideration of the payment of the Severance Package pursuant to the Employment Agreement, which you acknowledge you would not otherwise be entitled to receive, you fully and unconditionally release the Company, its officers, directors, stockholders, subsidiaries, agents and employees (the “Released Parties”), from any and all claims, causes of action, rights, agreements, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties arising out of your employment with or separation from the Company including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C., §621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Florida Civil Rights Act of 1992, Fla. Stat. ch. 760.01 et seq., Fla. Stat. ch. 448.101 et seq. (Florida anti-retaliation law), Fla. Stat. ch. 725.07 and 448.07 (Florida equal pay laws), Fla. Stat. ch. 760.50 and 381.004 (Florida AIDS discrimination law), Fla. Stat. ch. 448.075 et seq. (Florida sickle cell trait discrimination law), Fla. Stat. ch. 760.40 (Florida genetic testing law), all as amended; the California Fair Employment And Housing Act, CAL. GOV’T CODE § 12940 et seq., The California Family and Medical Leave Law, CAL. LABOR CODE § 233 et seq. the California Family Rights Act, CAL. GOV’T CODE § 12945.2 and § 19702.3 and the California Equal Pay Law, CAL. LABOR CODE § 1197.5 et seq., all as amended, or any federal, state or local statute or ordinance not expressly referenced above; all common law claims; and all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to non-vested stock or non-vested stock options; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). Further, nothing in this Agreement waives or releases or prevents you from in any way pursuing any rights or claims you may have (i) to indemnity and defense from the Company pursuant to provisions of the Company’s charter documents, any contract of indemnity, or applicable law; (ii) to coverage under policies of insurance maintained by the Company (including without limitation insurance covering directors’ and officers’ liability, fiduciary liability, employment practices liability, general liability, automobile damage and liability, and employed attorneys’ liability) according to the terms of such policies; (iii) to the Accrued Amounts and Severance Package as defined in the Employment Agreement; (iv) to reimbursement of expenses properly incurred by you in the course of your service to the Company; (v) under plans or contracts governing equity awards made to you; (vi) as a former employee under the Company’s retirement and welfare plans under which you are a beneficiary or in which you are a participant, including without limitation the Company’s 401(k) plan and plans or policies or insurance providing for health care; or (vi) as a stockholder of the Company.

3.	Non-Disclosure and Non-Solicitation- You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company and your post-employment obligations to refrain from soliciting the Company’s employees or clients, as stated more fully in the Confidentiality, Non-Disclosure and Developments Agreement you executed at the inception of your employment which remains in full force and effect.

4.	Return of Company Property – Subject to the last sentence of Section 2(b) of the Confidentiality, Non-Disclosure and Developments Agreement between you and the Company regarding your right to retain and use your legal files, you confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or help develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. The Company will promptly take all steps necessary to transfer back to you your cell phone number, which was transferred by you to the Company for administrative convenience during your period of employment.

5.	Business Expenses and Compensation — You acknowledge that you have been reimbursed by the Company for all costs and business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you, except for unreimbursed expenses properly incurred by you in the course of your service to the Company that you submit within 30 days after the Termination Date. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you, other than the Accrued Amounts and the Severance Package.

6.	Non-Disparagement - You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

7.	Amendment - This agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8.	Waiver of Rights - No delay or omission by the Company in exercising any right under this agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.	Validity - Should any provision of this agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this agreement.

10.	Confidentiality - You understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this agreement, and the contents of the negotiations and discussions resulting in this agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

11.	Nature of Agreement - You understand and agree that this agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of you, the Company or any other person.

12.	Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this agreement. You understand that you may revoke this agreement for a period of seven (7) days after you sign this agreement, and the agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

13.	Voluntary Assent - You affirm that no other promises of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this agreement, and that you fully understand the meaning and intent of this agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this agreement with an attorney. You further state and represent that you have carefully read this agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

14.	Applicable Law - This agreement shall be interpreted and construed by the laws of the State of Florida, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of Florida, or if appropriate, a federal court located in Florida (which courts, for purposes of this agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this agreement or the subject matter hereof.

15.	Entire Agreement - This agreement, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your release of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

If you have any questions about the matters covered in this letter, please call your Human Resources department.

Very truly yours,

By:

Name:
Title:

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this agreement and I have chosen to execute this on the date below. I intend that this agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

     Date
Employee Name:

To be returned [in the enclosed envelope] by [Date, 21 days out]